Exhibit 99.1

GAP INC. REPORTS OCTOBER SALES UP 5 PERCENT;

COMPARABLE STORE SALES UP 3 PERCENT

SAN FRANCISCO — November 4, 2004 — Gap Inc. (NYSE: GPS) today reported net sales of $1.3 billion for the four-week period ended October 30, 2004, which represents a 5 percent increase compared with net sales of $1.2 billion for the same period ended November 1, 2003. The company’s comparable store sales for October 2004 increased 3 percent compared with a 1 percent increase in October 2003.

Comparable store sales by division for October 2004 were as follows:

•	Gap U.S.: positive 7 percent versus positive 1 percent last year

•	Gap International: negative 11 percent versus positive 6 percent last year

•	Banana Republic: positive 3 percent versus positive 11 percent last year

•	Old Navy: positive 4 percent versus negative 4 percent last year

“We’re pleased with how our overall performance improved in October as Gap, Banana Republic and Old Navy continued to clear fall merchandise,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “We’re well positioned for holiday and the launch of our marketing campaigns this month.”

Third Quarter Sales Results and Earnings Guidance

For the 13 weeks ended October 30, 2004, net sales of $4.0 billion represent an increase of 1 percent compared with net sales of $3.9 billion for the same period ended November 1, 2003. The company’s third quarter comparable store sales decreased 1 percent compared with an increase of 6 percent in the third quarter of the prior year.

The company announced that it expects earnings per share for the third quarter to be 27 to 28 cents, which reflects about $0.01 in expenses related to premiums paid on the early retirement of debt due in 2005.

The company reiterated that it expects inventory per square foot at the end of the third quarter to be flat.

Comparable store sales by division for the third quarter were as follows:

•	Gap U.S.: positive 2 percent versus positive 5 percent last year

•	Gap International: negative 10 percent versus positive 4 percent last year

•	Banana Republic: positive 3 percent versus positive 11 percent last year

•	Old Navy: negative 1 percent versus positive 6 percent last year

As of October 30, 2004, Gap Inc. operated 3,051 store locations compared with 3,075 store locations last year.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Share Repurchase Program

In a separate release issued today, the company also announced that its Board of Directors has authorized an additional $250 million for its share repurchase program, effective immediately. The share repurchase program totals $750 million with today’s announcement. The program is the first since the fourth quarter of 2000, reflecting the company’s turnaround efforts during the past two years and improved performance of its Gap, Old Navy and Banana Republic brands.

More information about the share repurchase program can be found in the press release in the Financials & Media section of gapinc.com.

Gap Inc. will release its third quarter earnings via press release on November 18, 2004, at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s third quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

Gap Inc. will announce November sales on December 2, 2004.

Forward-Looking Statements

The information made available on this press release and recording contains certain forward-looking statements that reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Jordan Benjamin
415-427-2161	415-427-4403